Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Olo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share (2)	Other	3,460,168	$12.56(3)	$43,459,710.08	$0.0000927	$4,028.72

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	Total Offering Amounts	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							$4,028.72

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$4,028.72

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the resale of 3,460,168 shares of Class A common stock issued in connection with our acquisition of Wisely Inc.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of our Class A common stock on March 28, 2022, as reported on the New York Stock Exchange.